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                                                                     EXHIBIT 5.1

                   OPINION OF WILSON SONSINI GOODRICH & ROSATI


                                 July 28, 2000

New Focus, Inc.
2630 Walsh Avenue
Santa Clara, CA 95051-0905

     RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on July 28, 2000 (Registration No.
333-     ), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,025,000 shares of your Common Stock, $0.001 par value per share (the "Shares"). The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to 525,000 shares. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares to be sold by you.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                      Very truly yours,

                                      /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
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                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation